As filed with the Securities and Exchange Commission on May 19, 2009.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
THE ST. JOE COMPANY
(Exact Name of Registrant as Specified in its Charter)

Florida	59-0432511
(State or other jurisdiction of	(IRS Employer Identification
incorporation or organization)	Number)
245 Riverside Avenue, Suite 500
Jacksonville, Florida 32202
(Address of Principal Executive Offices, Zip Code)
The St. Joe Company 2009 Equity Incentive Plan
(Full Title of the Plan)
Christine M. Marx
General Counsel and Corporate Secretary
The St. Joe Company
245 Riverside Avenue, Suite 500
Jacksonville, Florida 32202
(904) 301-4200
(Name and Address of Agent for Service)
          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of Securities	Amount to be	Proposed Maximum	Proposed Maximum
to be Registered (1)	Registered (2)	Offering Price per Share (3)	Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock	2,000,000	$23.68	$47,360,000	$2,642.69

(1) The securities to be registered include options and rights to acquire shares of the Company’s common stock.
(2) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers such indeterminable number of additional shares of common stock as may be required in the event of a stock dividend, stock split, recapitalization or other similar change in the shares.
(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act, based upon the average of the high and low sales prices of the Company’s common stock as reported on the New York Stock Exchange on May 15, 2009.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          The securities being registered under this Registration Statement will be offered over time pursuant to the terms of The St. Joe Company 2009 Equity Incentive Plan (the “Plan”) approved by the Company’s shareholders on May 12, 2009. The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b) promulgated under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The Company incorporates by reference into this Registration Statement the following documents:
1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Commission on February 24, 2009.

2.	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Company’s Annual Report on Form 10-K referred to in (a) above,

3.	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. 1-10466), filed with the Commission on March 16, 1990, pursuant to Section 12 of the Securities Exchange Act, together with amendments thereto.
          All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents (but we do not incorporate by reference any documents that we furnish to, but that are not deemed filed with, the Commission).
          Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
          Not Applicable.
Item 5. Interests of Named Experts and Counsel.
          Certain legal matters in connection with the shares of common stock to which this Registration Statement relates have been passed upon by Christine M. Marx, General Counsel and Corporate Secretary of the Company. Ms. Marx owns securities of the Company.
Item 6. Indemnification of Directors and Officers.
          The Company has the authority under Section 607.0850 of the Florida Business Corporation Act (the “FBCA”) to indemnify its directors and officers to the extent provided in such statute. The provisions of the FBCA authorize a corporation to indemnify its officers and directors in connection with any proceeding brought against them if the person acted in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe the person’s conduct was unlawful. Unless a determination is made by a court, the determination of whether a director, officer or employee has acted in accordance with the applicable standard of conduct must be made by (1) a majority vote of a quorum consisting of directors who were not parties to the proceeding or a committee consisting solely of two or more directors who were not parties to the proceeding, (2) independent legal counsel selected by a majority vote of a quorum consisting of directors who were not parties to the proceeding or committee of directors (or selected by the full board if a quorum or committee cannot be obtained), or (3) the affirmative vote of the majority of a quorum consisting of the corporation’s shareholders who were not parties to the proceeding (or by a majority vote of the corporation’s shareholders who were not parties to the proceeding if a quorum cannot be obtained).
          The FBCA further provides that a corporation may make any other or further indemnity by resolution, bylaw, agreement, vote of shareholder or disinterested directors or otherwise, except with respect to certain enumerated acts or omissions of such persons. Florida law prohibits indemnification or advancement of expenses if a judgment or other final adjudication establishes that the actions of a director, officer or employee constitute (1) a violation of criminal law, unless the person had reasonable cause to believe his conduct was lawful, (2) a transaction from which such person derived an improper personal benefit, (3) willful misconduct or conscious disregard for the best interests of the corporation in the case of a derivative action by a shareholder, or (4) in the case of a director, a circumstance under which a director would be liable for improper distributions under Section 607.0834 of the FBCA. The FBCA does not affect a director’s responsibilities under any other law, such as federal securities laws.
          Article III, Section 8 of the Company’s Amended and Restated Bylaws provides as follows with respect to the indemnification of our officers and directors:
To the fullest extent permitted or required by the Florida Business Corporation Act (the “Act”), including any amendments thereto (but in the case of any such amendment, only to the extent such amendment permits or requires the Company to provide broader indemnification rights than prior to such amendment), the Company shall indemnify, and advance expenses incurred by, its Directors and officers, and any director and officer of another corporation, partnership, joint venture, trust or other enterprise serving at the request of the Company, whether or not then in office, and his or her executor, administrator and heirs, and may indemnify, and advance expenses incurred by, employees and agents of the Company, against all Liabilities (as defined in Section 607.0850 of the Act) incurred thereby in connection with any litigation, civil or administrative action, suit or proceeding, to which he or she may have been made a party or in which he or she is deposed or called to testify as a witness because he or she is or was a Director, officer, employee or agent of the Company or he or she is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. No amendment or repeal of this Section 8 shall diminish the rights of indemnification provided for herein prior to such amendment or repeal.
          The Company has entered into indemnification agreements with each of its directors and officers in order to provide specific contractual assurance with respect to indemnification and expense advancement rights extended to such directors and officers under the Bylaw provisions described above. The indemnification agreement provides assurance that no future amendment to or revocation of the Bylaws will adversely affect any contractual right of a director or officer with respect to indemnification and expense advancement. The Company also maintains directors’ and officers’ liability insurance covering the directors and officers of the Company against claims arising out of the performance of their duties.
Item 7. Exemption from Registration Claimed.
          Not Applicable.
Item 8. Exhibits.

Exhibit No.	Description
4.1	Restated and Amended Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 of the registrant’s registration statement on Form S-3 (File 333-116017)).

4.2	Amended and Restated Bylaws of the registrant (incorporated by reference to Exhibit 3 to the registrant’s Current Report on Form 8-K dated December 14, 2004).

5.1	Opinion of Christine M. Marx, General Counsel and Corporate Secretary of the Company

23.1	Consent of KPMG LLP, independent registered public accounting firm.

23.2	Consent of Christine M. Marx, General Counsel and Corporate Secretary of the Company (included in Exhibit 5.1 to this Registration Statement)
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, as of May 19, 2009.

THE ST. JOE COMPANY
By:	/s/ Wm. Britton Greene
Wm. Britton Greene
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of May 19, 2009:

Signature	Title

/s/ Wm. Britton Greene	President, Chief Executive Officer and Director
Wm. Britton Greene	(Principal Executive Officer)

/s/ William S. McCalmont	Executive Vice President and Chief
William S. McCalmont	Financial Officer (Principal Financial Officer)

/s/ Janna L. Connolly	Janna L. Connolly
Janna L. Connolly	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ Michael L. Ainslie	Director
Michael L. Ainslie

/s/ Hugh M. Durden	Director
Hugh M. Durden

/s/ Thomas A. Fanning	Director
Thomas A. Fanning

/s/ Adam W. Herbert, Jr.	Director
Adam W. Herbert, Jr.

/s/ Delores M. Kesler	Director
Delores M. Kesler

/s/ John S. Lord	Director
John S. Lord

/s/ Walter L. Revell	Director
Walter L. Revell

EXHIBIT INDEX

Exhibit No.	Description
4.1	Restated and Amended Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 of the registrant’s registration statement on Form S-3 (File 333-116017)).

4.2	Amended and Restated Bylaws of the registrant (incorporated by reference to Exhibit 3 to the registrant’s Current Report on Form 8-K dated December 14, 2004).

5.1	Opinion of Christine M. Marx, General Counsel and Corporate Secretary of the Company

23.1	Consent of KPMG LLP, independent registered public accounting firm.

23.2	Consent of Christine M. Marx, General Counsel and Corporate Secretary of the Company (included in Exhibit 5.1 to this Registration Statement)